Exhibit 99.1

FOR INFORMATION CONTACT:
Elisha Finney (650) 424-6803
elisha.finney@varian.com

Spencer Sias (650) 424-5782
spencer.sias@varian.com

For Immediate Release:

Varian Medical Systems Reports Strong Growth in Net Earnings, Revenues, Net Orders and Backlog for First Quarter of Fiscal Year 2008

First Quarter Net Earnings Per Diluted Share Rise 16 Percent to $0.43

PALO ALTO, Calif., Jan. 23, 2008 - Varian Medical Systems (NYSE:VAR) today announced results for the first quarter of fiscal year 2008 with solid growth in net earnings, revenues, net orders and backlog versus the first quarter of fiscal year 2007.

The company reported net earnings of $0.43 per diluted share in the first quarter of fiscal year 2008 versus net earnings of $0.37 per diluted share in the year-ago quarter. Compared to the first quarter of last fiscal year, operating earnings rose by 20 percent and net earnings per share, which were impacted by an increase in the tax rate, rose by 16 percent.

Revenues for the quarter were $459 million, up 18 percent from the first quarter of last fiscal year. Net orders for the first quarter were $493 million, up 21 percent versus the same period last year, and backlog at the end of the quarter stood at $1.7 billion, up 22 percent from the end of the first quarter of fiscal 2007.

“Net orders, revenues, and operating earnings increased in our Oncology Systems, X-Ray Products, and Security and Inspection businesses,” said Tim Guertin, president and CEO of Varian Medical Systems. “It was a very strong quarter that reflects the successful execution of our growth strategy.”

The company ended the first quarter with $334 million in cash and cash equivalents and $67 million of debt. During the quarter, the company spent $41 million to repurchase 920,000 shares under its current stock repurchase authorization.

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Varian Medical Systems Reports Strong Growth in Net Earnings, Revenues,	Page 2
Net Orders and Backlog for First Quarter of Fiscal Year 2008

Oncology Systems
Oncology Systems’ first quarter revenues totaled $360 million, up 14 percent from results for the first quarter of last fiscal year. This business recorded first-quarter net orders of $386 million, up 17 percent from the same period last year. Net orders were up 7 percent in North America and up 30 percent in international markets.

“Products for image-guided radiotherapy (IGRT) and radiosurgery as well as service helped to drive the orders and revenue growth in this segment,” Guertin said. “The orders included 14 new Varian BrainLAB Novalis Tx (TM) configured units, demonstrating the value of our more versatile, cost-competitive, high-throughput system for stereotactic radiosurgery.”

Subsequent to the close of the quarter, the company took its first order for the newly introduced RapidArc product for faster, more precise delivery of image-guided intensity modulated radiation therapy (IMRT).

X-Ray Products
Revenues for the X-Ray Products business, including tubes and digital flat-panel detectors for filmless X-ray imaging, were $70 million for the first quarter of fiscal year 2008, up 12 percent from the year-ago quarter. Net orders for this business were
$75 million, up 11 percent from the year-ago quarter.

“We continued to generate strong double-digit growth in orders and revenues for our flat panel detectors for filmless X-ray imaging while first quarter orders and revenues of our X-ray tubes grew as expected in single digits,” Guertin said. “Flat panel products comprised 35 percent of total X-Ray Product revenues during the quarter, and contributed to a better than 1 point improvement in operating profitability for this business.”

Other Businesses
The company’s Security and Inspection Products business, ACCEL proton therapy and research instruments unit, and Ginzton Technology Center reported combined first quarter revenues of $28 million, up $19 million from the year-ago quarter. Net orders for the quarter were $33 million, up $22 million versus the year-ago quarter.

“The quarter had $19 million of growth in orders for security products, including products from our Bio-Imaging Research acquisition,” Guertin said. Varian will supply four high-energy X-ray screening systems to the U.S. Customs Department for use on the U.S. border.

Outlook
“Including the results from the first quarter, we believe that fiscal year 2008 revenues can grow by about 14 percent and that net earnings per diluted share for the fiscal year could grow to between $2.05 and $2.07,” Guertin said. “Compared to the results for the second quarter of fiscal 2007, we believe second quarter revenues could increase in the range of 14 to 16 percent and that net earnings per diluted share could be about $0.51.”
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Varian Medical Systems Reports Strong Growth in Net Earnings, Revenues,	Page 3
Net Orders and Backlog for First Quarter of Fiscal Year 2008

Investor Conference Call
Varian Medical Systems is scheduled to conduct its first quarter fiscal year 2008 conference call at 2 p.m. PT today. To hear a live webcast or replay of the call, visit the investor relations page on the company’s web site at www.varian.com where it will be archived for a year. To access the call via telephone, dial 1-866-383-8009 from inside the U.S. or 1-617-597-5342 from outside the U.S. and enter confirmation code 74374088. The replay can be accessed by dialing 1-888-286-8010 from inside the U.S or 1-617-801-6888 from outside the U.S. and entering confirmation code 11826350. The telephone replay will be available through 5 p.m. PT, Friday, January 25, 2008.

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Varian Medical Systems, Inc., of Palo Alto, California, is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, proton therapy, and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is a premier supplier of tubes and digital detectors for X-ray imaging in medical, scientific, and industrial applications and also supplies X-ray imaging products for cargo screening and industrial inspection. Varian Medical Systems employs approximately 4,600 people who are located at manufacturing sites in North America, Europe, and China and approximately 60 sales and support offices around the world. For more information, visit http://www.varian.com.

Note regarding reconciliation:
For comparison purposes, the company makes reference to certain expenses and net earnings per diluted share results in the first quarter that are not consistent with GAAP. These results were reached by excluding incremental non-cash share-based compensation expenses. The company references those results to allow a better comparison of operational results in the current period to the prior-year period. The company’s reference to these results should be considered in addition to results that are prepared under current accounting standards but should not be considered a substitute for results that are presented as consistent with GAAP.

Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry outlook, including growth drivers; the company’s orders, revenues, backlog, or earnings growth; future financial results; market acceptance of or transition to new products or technology such as image-guided radiation therapy (IGRT), stereotactic radiosurgery, filmless X-rays, proton therapy, and security and inspection, and any statements using the terms “should,” “believe,” “expect,” “could,” “can” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include demand for the company’s products; the company’s ability to develop and commercialize new products; the company’s ability to meet demand for manufacturing capacity; the company’s reliance on sole or limited-source suppliers; the impact of reduced or limited demand by sole purchasers of certain X-ray tubes; the company’s ability to maintain or increase operating margins; the impact of competitive products and pricing; the effect of economic conditions and currency exchange rates; the effect of changes in accounting principles; the company’s ability to meet Food and Drug Administration and other regulatory requirements for product clearances or to comply with Food and Drug Administration and other regulatory regulations or procedures; the ability to make strategic acquisitions and to successfully integrate the acquired operations into the company’s business; the possibility that material product liability claims could harm future revenues or require the company to pay uninsured claims; the effect of environmental claims and expenses; the company’s ability to protect the company’s intellectual property; the impact of managed care initiatives, other health care reforms, and/or third-party reimbursement levels on capital expenditures for cancer care; the potential loss of key distributors or key personnel; consolidation in the X-ray tubes market; the risk of operations interruptions due to terrorism, disease (such as Severe Acute Respiratory Syndrome and Avian Influenza) or other events beyond the company’s control; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

A summary of earnings and other financial information follows.

Varian Medical Systems Reports Strong Growth in Net Earnings, Revenues,	Page 4
Net Orders and Backlog for First Quarter of Fiscal Year 2008

Varian Medical Systems, Inc. and Subsidiaries Consolidated Statements of Earnings (Unaudited)

(Dollars and shares in millions, except per share amounts)	Q1 QTR	Q1 QTR
	2008	2007
Net orders	$493.5	$407.9
Oncology Systems	385.7	330.2
X-Ray Products	75.1	67.5
Other	32.7	10.2

Order backlog	$1,733.8	$1,420.7

Revenues	$458.5	$387.9
Oncology Systems	360.3	316.5
X-Ray Products	70.1	62.4
Other	28.1	9.0

Cost of revenues (1)	$267.7	$227.7

Gross margin	190.8	160.2
As a percent of revenues	41.6%	41.3%

Operating expenses
Research and development (1)	29.0	27.0
Selling, general and administrative (1)	77.5	63.2

Operating earnings	84.3	70.0
As a percent of revenues	18.4%	18.1%

Interest income, net	1.6	2.5

Earnings before taxes	85.9	72.5

Taxes on earnings (1)	30.4	23.0

Net earnings (1)	$55.5	$49.5

Net earnings per share - basic: (1)	$0.44	$0.38
Net earnings per share - diluted: (1)	$0.43	$0.37

Shares used in the calculation of net earnings per share:
Average shares outstanding - basic	124.8	129.2
Average shares outstanding - diluted	127.8	133.0

(1)	Includes amounts for total share-based compensation expense and its related tax benefits as follows: (in millions, except per share amounts)

	Q1 QTR 2008	Q1 QTR 2007
Costs of revenues	$1.8	$2.0
Research & development	1.0	1.3
Selling, general & administrative	6.6	7.6
Total	9.4	10.9
Taxes on earnings	(3.1)	(3.7)
Net earnings	$6.3	$7.2

Net earnings per diluted share - share-based compensation expense	$0.050	$0.054

Net earnings per diluted share - excluding share-based compensation expense	$0.48	$0.43

Varian Medical Systems Reports Strong Growth in Net Earnings, Revenues,	Page 5
Net Orders and Backlog for First Quarter of Fiscal Year 2008

Varian Medical Systems, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands)	December 28, 2007 (Unaudited)	September 28, 2007
Assets
Current assets
Cash and cash equivalents	$334,082	$263,246
Accounts receivable, net	438,132	507,040
Inventories	259,571	233,743
Deferred tax assets and other	185,939	156,200
Total current assets	1,217,724	1,160,229

Property, plant and equipment	400,605	386,531
Accumulated depreciation and amortization	(219,729)	(214,877)
Property, plant and equipment, net	180,876	171,654

Goodwill	208,844	205,553
Other assets	156,751	146,939
Total assets	$1,764,195	$1,684,375

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$96,977	$92,600
Accrued expenses	245,419	299,052
Deferred revenues	124,923	101,839
Product warranty	52,971	51,290
Advance payments from customers	180,090	186,936
Short-term borrowings	18,000	41,000
Current maturities of long-term debt	8,974	8,970
Total current liabilities	727,354	781,687
Other long-term liabilities	133,629	40,847
Long-term debt	40,329	40,386
Total liabilities	901,312	862,920

Stockholders’ Equity
Common stock	125,486	125,215
Capital in excess of par value	346,926	311,411
Retained earnings and accumulated other comprehensive loss	390,471	384,829
Total stockholders’ equity	862,883	821,455
Total liabilities and stockholders’ equity	$1,764,195	$1,684,375